Exhibit 10.52

EMPLOYMENT AND

PHANTOM STOCK AGREEMENT

THIS AGREEMENT made and entered into as of the 15th day of May, 2002 by and between AFFINITY GROUP, INC., a Delaware corporation (“AGI”), CAMPING WORLD, INC., a Kentucky corporation and a wholly-owned subsidiary of AGI (“Camping World Holding”), CWI, INC., a Kentucky corporation and a wholly-owned subsidiary of Camping World Holding (the “Company”), and MARK T. GILMAN (the “Executive”);

W I T N E S S E T H

WHEREAS, the Company proposes to employ the Executive in the operations of the Company and the Company is desirous of affording Executive incentives, in the form of phantom stock of the Company, in connection therewith;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the Company and Executive hereby agree as follows:

ARTICLE I

EMPLOYMENT

Section l.l.   Employment.  The Company hereby employs the Executive as the President and Chief Executive Officer of the Company to perform such duties and discharge such functions, consistent with the senior executive office held by Executive, in and about the business and affairs of the Company, or one or more of its subsidiaries, as the board of directors of the Company may from time to time determine.  Executive agrees, during the term hereof, to diligently and in good faith perform and discharge such duties and functions and Executive shall devote all of his working time, energy and ability exclusively to the performance of his duties hereunder.  Executive shall not directly or indirectly engage or participate in the operations or management of, or render any services to, any other businesses or enterprises, provided, however, Executive may from time to time serve on the board of directors of charitable organizations as long as such involvement does not have a materially adverse effect on the performance by Executive of his duties hereunder.

Section l.2.  Basic Compensation.  The Company agrees to pay Executive a base annual salary of $350,000.  Basic compensation payable under this section shall be payable in accordance with such practices and procedures as are generally applicable to other employees of the Company.

Section l.3.  Fringe Benefits.  While Executive is in the employ of the Company, the Company agrees to provide to Executive such benefits as may be provided by the Company from time to time to its similarly situated employees, including, without limitation, those set forth on Exhibit A attached hereto.

Section 1.4.  Severance.  If the Company terminates the employment of the Executive without Cause, the Company shall (i) make a lump sum severance payment equal to twelve (12) months of the Executive’s current base compensation paid pursuant to Section 1.2 hereof, and (ii) pay to the Executive the amount of the bonus, if any, accrued to the date of such termination under section 1.5 hereof.  Such severance payment shall be made within thirty (30) days after the determination of the amount of the accrued bonus calculated pursuant to the provisions of section 1.5 hereof.  It is agreed that any termination of employment is without prejudice to any other remedy to which the Company may be entitled, either by law, in equity or under this Agreement and without prejudice to Executive’s Phantom Stock Interest.

The Company has the absolute right to terminate this Agreement, and the employment of the Executive hereunder, for Cause without any further obligation to the Executive in respect of severance payments to the Executive hereunder.  For purposes of this Agreement, Cause shall mean:

(i)                                     the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company;

(ii)                                  conduct which brings the Company into public disgrace or disrepute;

(iii)                               gross negligence or willful gross misconduct with respect to the Company;

(iv)                              breach of a fiduciary duty to the Company;

(v)                                 a breach of Article III of this Agreement; or

(vi)                              Executive’s failure to cure a breach of any term of this Agreement (other than Article III) within thirty (30) days after receipt of written notice from the Company specifying the act or omission that constitutes such breach.

The Executive shall not be entitled to severance under this section 1.4 if the employment of the Executive is terminated for any of the following reasons:

(i)                                     the Executive terminates this Agreement at any time;

(ii)                                  death of the Executive;

(iii)                               the Disability of the Executive.

Section 1.5.  Bonus.  Executive shall be entitled to earn a bonus based upon the Company’s Operating Profit.  The bonus shall be an amount equal to one and one-half percent (1.5%) of the Company’s Operating Profit for each year during the term hereof.  The bonus shall be payable on a quarterly basis in arrears for each calendar quarter during the term hereof.  The bonus for any partial quarter during the term hereof shall be prorated based on the number of days within such quarter falling within the term hereof.  The bonus for the first three quarters of each calendar year shall be calculated based upon the annualized budget for the Company for the calendar year in which such quarters fall and the bonus for each such quarter shall be paid to Executive at the end of the first bi-weekly payroll period following the end of such quarter.  The bonus for the fourth quarter of each calendar year shall be equal to (a) one and one-half percent (1.5%) of the Company’s actual Operating Profit for the calendar year then ended, less (b) the aggregate amount of the bonus paid to Executive for the first three quarters of the calendar year then ended.  The bonus for the fourth quarter of each calendar year shall be paid to Executive on or before March 15 of the following year.

Section l.6.  Term.  The term of this Agreement shall commence on the date of this Agreement and continue through the fifth anniversary of the date of this Agreement provided, however, that Executive shall have the continuing option to immediately terminate the employment provided by section l.l hereof by giving two (2) weeks’ notice thereof to the Company and the Company shall have the continuing option to immediately terminate the employment provided by section l.l hereof by giving written notice thereof to Executive which notice may be effective immediately.  Upon any such termination, all of the rights and obligations set forth in this Article I shall terminate provided, however, that the Company shall pay to Executive the severance, if any, payable under section 1.4 hereof and no termination of Executive under any circumstance shall prejudice Executive’s right to the Phantom Stock Interest provided under Article II of this Agreement.

ARTICLE II

PHANTOM STOCK INTEREST

Section 2.l.  Award of Phantom Stock Interest.  The Company hereby awards the Phantom Stock Interest to the Executive.

Section 2.2.  Payment of Phantom Stock Interest.  The Company shall pay, and Executive shall be entitled to receive, the value of the Phantom Stock Interest, which shall be paid as follows:

(a)          in the event of a Sale, at the same time and in the same form of consideration (on the same proportionate basis) as is paid to the seller in the Sale;

(b)         in the case of an Offering, (i) at the election of the Executive, in the form of registered stock issued in the Offering as long as, in the opinion of the underwriters in the Offering, such issuance to the Executive would not have an adverse impact on the Offering, or (ii) if it is determined that such issuance to Executive would have an adverse impact on the Offering or if the Executive does not elect to receive registered securities, then in cash as described in subsection (c) below;

(c)          in the case of a Private Placement, an Offering described in subsection (b)(ii) above, or in the case of the occurrence of any other Determination Date, in cash as follows:

(i)                                     One-third (1/3) thereof within thirty (30) days of the determination of such cash value in accordance with the provisions of section 4.3 hereof, and

(ii)                                  One-third (1/3) thereof on the first anniversary of the Determination Date, and

(iii)                               One-third (1/3) thereof on the second anniversary of the Determination Date.

Section 2.3.  Beneficiary.  Executive may designate (by filing with the Company a written beneficiary designation form in form reasonably acceptable to the Company) one or more primary beneficiaries or contingent beneficiaries to receive all or a specified part of the cash value of the Phantom Stock Interest which, at the time of Executive’s death, may remain unpaid under this Agreement and Executive may change or revoke any such designation from time to time. No such designation, change or revocation shall be effective unless executed by Executive and accepted by the Company during Executive’s lifetime.  Each such designation, change or revocation shall be effective under this Agreement until changed or revoked in the manner specified herein.  No such change or revocation shall require the consent of any beneficiary theretofore designated by Executive.  If Executive fails to designate a beneficiary, or designates a beneficiary and thereafter revokes such designation without naming another beneficiary, or designates one or more beneficiaries and all such beneficiaries so designated fail to survive Executive, then the beneficiary of the Phantom Stock Interest, or the part thereof as to which Executive’s designation fails, as the case may be, shall be the representative of Executive’s estate.  Unless Executive has otherwise specified in the beneficiary designation, the beneficiary or beneficiaries designated by Executive shall become fixed as of Executive’s death so that, if a beneficiary survives Executive but dies before the receipt of all payments due such beneficiary, such remaining payments shall be payable to the representative of such beneficiary’s estate.

Section 2.4.   Benefits Not Transferable.  Neither Executive nor any beneficiary hereunder shall have any transferable interest in the payments due hereunder nor any right to anticipate, alienate, dispose of, pledge or encumber the same prior to actual receipt thereof, nor shall the same be subject to attachment, garnishment, execution following judgment or other legal process instituted by creditors of Executive or any such beneficiary provided that the unpaid cash value of Executive’s Phantom Stock Interest and any payments due hereunder shall at all times be subject to set-off for debts owed by the Executive to the Company or its affiliates.

Section 2.5.  Nature of the Company’s Obligation.  The Company shall maintain a record of the Phantom Stock Interest but the Company shall not be required to segregate any funds or other assets to be used for the payment of benefits under this Agreement and no such record shall be considered as evidence of the creation of a trust fund, an escrow or any other segregation of assets for the benefit of Executive or any beneficiary of Executive.  The obligation of the Company to make the payments described in this Agreement is an unsecured contractual obligation of the Company only, and neither Executive nor any beneficiary of Executive shall have any beneficial or preferred interest by way of trust, escrow, lien or otherwise in and to any specific assets or funds.  Executive specifically acknowledges that the Phantom Stock Interest to be awarded pursuant to the terms of this Agreement are not securities in the Company and do not create any right in the equity or capital of the Company or any of its affiliates.  Executive and each beneficiary of Executive shall look solely to the general credit of the Company for satisfaction of any obligations due or to become due under this Agreement, it being expressly acknowledged by the Executive that the obligations of the Company hereunder are junior and subordinate in right of payment to the obligations of the Company to its or AGI’s lenders.  If the Company should, in its sole discretion, earmark or set aside any funds or other assets to pay benefits hereunder, the same shall, nevertheless, remain and be regarded as part of the general assets of the Company subject to the claims of its general creditors (and shall not be considered to be held in a fiduciary capacity for the benefit of Executive or any beneficiary hereunder), and neither Executive nor any beneficiary of Executive shall have any legal, beneficial, security or other property interest therein.  Upon delivery by the Company to Executive of the consideration as provided in section 2.2, the rights and obligations of the Company and Executive under this Article II shall terminate and Executive shall have no other or further rights under this Article or in respect hereof.

ARTICLE III

COVENANT NOT TO COMPETE

Section 3.l.  Covenant Not to Compete.  Executive hereby covenants that, for a period of eighteen (18) months next following the Determination Date (or such shorter period for which the Company continues to be owned or operated by the Parent or its affiliates), Executive shall not be engaged or interested in any business which competes, directly or indirectly, with the retail, publication or membership businesses of the Company or any subsidiary of the Company (whether as a proprietor, partner with another, shareholder (other than as a less than 5% shareholder in a publicly-traded company), agent or consultant of, employee of or lender to, another) in the recreational vehicle, camping, outdoor living or other markets then served by the Company or such subsidiary, except as a proprietor, partner, shareholder, employee or consultant in or to the Company or any entity controlled by, controlling or under common control with the Company, provided that if the employment of Executive is terminated by the Company without Cause, the preceding covenant shall not apply (without affecting the obligations hereinafter contained in this section 3.l in respect of disclosures or solicitations by Executive) unless the Executive shall have been paid severance pursuant to section 1.4 hereof.  Executive agrees that he will not at any time disclose to any person or other entity who or which is, or reasonably may be expected to be, in competition with the Company or its affiliates, any confidential information or trade secrets of the Company, any subsidiary of the Company or any of their respective affiliates, the contents of any customer lists of the Company, any subsidiary of the Company or any of their respective affiliates or the general needs of the customers or other contracting parties with the Company, any subsidiary of the Company or any of their respective affiliates, provided, however, the foregoing shall not prevent Executive from responding to the request of a governmental agency or pursuant to a court order or as otherwise required by law.  For a period of one (1) year following the Determination Date, Executive agrees not to offer employment to, not to discuss the nature of any prospective employment opportunities with, and not to otherwise solicit any employee of the Company or such subsidiary (or any person who was an employee of the Company or such subsidiary within 180 days of the Determination Date) on his own behalf, on behalf of any employer of the Executive, on behalf of any entity with which the Executive is acting as a consultant or with which the Executive is then otherwise affiliated.

Section 3.2.  Remedies.  Recognizing that a breach of the covenant contained in section 3.1 would cause the Company irreparable injury and the damages at law would be difficult to ascertain, Executive consents to the granting of equitable relief by way of a restraining order or temporary or permanent injunction by any court of competent jurisdiction to prohibit the breach or enforce the performance of the covenants contained in section 3.l.  The invalidity or unenforceability of any provision of this Article or the application thereof to any person or circumstance shall not affect or impair the validity or enforceability of any other provision or the application of the first provision to any other person or circumstance.  Any provision of this Article that might otherwise be invalid or unenforceable because of contravention of any applicable law, statute or governmental regulation shall be deemed to be amended to the extent necessary to remove the cause of such invalidation or unenforceability and such provision as so amended shall remain in full force and effect as a part hereof.

ARTICLE IV

DEFINITIONS AND GENERAL PROVISIONS

Section 4.l.  Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

Accounting Period:  If the Determination Date falls on December 15th through December 31st, inclusive, the Fiscal Year of the Company in which the Determination Date falls; if the Determination Date falls on January 1st through June 14th, inclusive, the Fiscal Year of the Company endingimmediately prior to the date on which the Determination Date falls; if the Determination Date falls on June 15th through December 14th, inclusive, the Rolling Four Fiscal Quarters ending immediately prior to the date on which the Determination Date falls.

Base Cost:  The Company Value as of June 30, 2002, calculated as the remainder of (x) the sum of (i) the Formula Operating Asset Value and (ii) Current Assets minus (y) Liabilities.

Company Value:  (a) If the Determination Date is occasioned by the sale of all or substantially all of the Operating Assets of the Company, the remainder of (x) the sum of (i) the net pre-tax consideration received in the sale of all or substantially all of the Operating Assets, (ii) Current Assets and (iii) the fair market value on the Determination Date of the assets of the Company, if any, not included in the sale, minus (y) the sum of (i) the Base Cost, (ii) Operating Liabilities not assumed by the purchaser or transferee and (iii) Liabilities other than Operating Liabilities.  If any of such consideration shall have been paid in notes or other securities, the Company shall, by resolution of its board of directors, establish a fair market value therefore, which value shall be conclusively binding upon the parties hereto and, in establishing the value of debt securities, in addition to such other considerations as the board of directors of the Company may deem relevant, the amounts payable thereunder shall be discounted to their present value on the basis of such discount rate as is deemed appropriate by the board of directors.

(b) If the Determination Date is occasioned by a Private Placement by the Company or by Camping World Holding or the sale of more than 51% of the equity interests in the Company or Camping World Holding, Company Value shall be the remainder of (x) the Full Company Consideration received in such Private Placement or sale of equity interests minus (y) the sum of (i) the Base Cost and (ii) any Liabilities required to be paid or satisfied at the time of closing such Private Placement or sale and any liabilities retained directly or indirectly by the shareholder of the issuer in such Private Placement or the seller after such sale.

(c) If the Determination Date is occasioned by an Offering of shares of the common stock of the Company or Camping World Holding, the Company Value shall be the remainder of the market capitalization of the Company or Camping World Holding, as the case may be, at the time of such Offering minus (y) the sum of (i) the Base Cost and (ii) any Liabilities required to be paid or satisfied at the time of closing such Offering and any liabilities retained directly or indirectly by the shareholders after the Offering.

(d) If the Determination Date is occasioned by an event other than an event described in any of the foregoing three paragraphs, Company Value shall be the remainder of (x) the sum of (i) the Formula Operating Asset Value and (ii) Current Assets minus (y) the sum of (i) Base Cost and (ii) Liabilities other than Operating Liabilities provided, however, that if any event of the type described in any of the foregoing three paragraphs is consummated within one hundred eighty (180) days after the Determination Date, Company Value shall be determined as if the Determination Date had been occasioned by such event.

Current Assets:  The sum of (x) cash, investments, marketable securities, prepaid items and inventory as reflected on the books and records of the Company and its subsidiaries on a consolidated basis; (y) the market value of notes receivable of the Company; and (z) the accounts receivable of the Company subject to such allowance for bad or doubtful accounts receivable as is reflected on the books of the Company, all as determined in accordance with generally accepted accounting principles.  Current Assets and Liabilities shall be determined as of the last day of the Accounting Period.  Current Assets shall not include any assets relating to or arising from the operation of the “MVP” insurance program.

Determination Date:  The date of the first of the following events to occur: (i) termination of the Executive’s employment, whether by death or otherwise, (ii) a closing of a Sale, (iii) an Offering, (iv) a Private Placement, or (v) the fifth anniversary of the date of this Agreement.

Disability:  The physical or mental incapacity of Executive for a period of more than sixty (60) consecutive days, the determination of which by the board of directors of the Company shall be conclusive on the parties hereto.

Fiscal Quarter:  The fiscal quarter of the Company ending on the last day of the calendar quarter.

Fiscal Year:  The fiscal year of the Company as the case may be, ending on the last day of the calendar year.

Formula Operating Asset Value:  The product of eight (8) and Operating Profit of the Company for the Accounting Period.

Full Company Consideration:  In connection with a Private Placement by the Company or by Camping World Holding or the sale of more than 51% of the equity interests in the Company or Camping World Holding, Full Company Consideration is intended to represent the amount that would have been paid if the Private Placement or equity sale resulted in the purchaser acquiring 100% of the shares of common stock of the subject entity.  Therefore, in connection with a Private Placement by the Company or by Camping World Holding or the sale of equity interests in the Company or Camping World Holding, in either case involving the purchaser acquiring 100% of the shares of common stock of the Company or Camping World Holding, Full Company Consideration shall be equal to the net pre-tax consideration received in such Private Placement or sale.  In connection with a Private Placement by the Company or by Camping World Holding or the sale of equity interests in the Company or Camping World Holding, in either case involving more than 51% but less than 100% of the shares of common stock of the Company or Camping World Holding, Full Company Consideration shall be equal to (x) the net pre-tax consideration received in such Private Placement or sale of equity interests divided by (y) the decimal equivalent of the percentage of equity interests in the Company or Camping World Holding issued in such Private Placement or sold in such sale.  As an example, if 75% of the shares of common stock of the Company are sold for $60 million, Full Company Consideration shall be determined by dividing $60 million by .75, resulting in Full Company Consideration of $80 million.

Liabilities:  All obligations (whether absolute, accrued or contingent, choate or inchoate) of the Company and/or its subsidiaries which are required to appear on financial statements prepared in accordance with generally accepted accounting principles consistently applied provided that

(i)                                     if the Determination Date is occasioned by a Sale, the obligation of the Company, Camping World Holding, AGI, or the Parent, as the case may be, for the payment of federal and state income taxes, if any, arising from the Sale (net of the tax benefits, if any, arising from payments in respect of this Agreement or any similar agreement) shall be considered a liability whether or not such liability is required to be reflected as a liability in accordance with generally accepted accounting principles; provided, however, that in determining the amount, if any, to be included in Liabilities under this subsection (i), (x) if the Determination Date is occasioned by the sale of more than 51% of the equity interests in the Parent or in AGI, the amount to be included in Liabilities under this subsection (i) shall be determined as if the sale had been a sale of the equity interests in the Company and the selling price for such equity interests had been the Company Value as determined under subsection (d) of the definition of Company Value, and (y) in the event the Sale is of less than 100% of the equity interests in Camping World Holding or in the Company, the amount included in Liabilities under this subsection (i) shall be determined as if the Sale had been a Sale of 100% of the equity interests of the applicable entity;

(ii)                                  the liability of the Company for deferred revenues shall not be considered a liability whether or not such liabilities are required to be reflected as a liability in accordance with generally accepted accounting principles; and

(iii)                               the liability of the Company, Camping World Holding, AGI, the Parent, or any subsidiary of the Company (x) in respect of this Agreement or any similar agreement or (y) to purchase its equity securities (or warrants for such securities), whether under a “put” agreement or otherwise, shall not be considered a Liability for purposes hereof.

Liabilities shall be determined by the chief financial officer of the Company (or the Independent Accountant) as provided in section 4.3 hereof.  Liabilities shall include those intercompany Liabilities that have been allocated to the Company in accordance with generally accepted accounting principles consistently applied.

Offering:  An offering and sale of shares of the common stock of the Company, Company World Holding, AGI or the Parent pursuant to a registration statement under the United States Securities Act of 1933, as amended

Operating Assets:  The real and personal properties, tangible and intangible, used in the regular ongoing operation of the Company and its subsidiaries, as the case may be, which would be acquired by a purchaser of such entities (or the assets thereof) in order to continue the uninterrupted operation of the business thereof in substantially the manner as theretofore operated but excluding therefrom cash, investments, marketable securities, accounts and notes receivable, inventories, prepaid items and similar assets which would not normally be acquired by a purchaser in an asset acquisition (or for which special adjustment to the purchase price would be made).

Operating Liabilities:  Any Liability or other obligation (whether absolute, accrued or contingent, choate or inchoate) which would be required to be assumed by a buyer of all or substantially all of the assets of the Company and its subsidiaries in order to continue, uninterrupted, the business operations of the Company unless, in connection with such assumption, there would customarily be made an adjustment to the purchase price for such liabilities.  Operating Liabilities do not include (i) indebtedness for money borrowed or guarantees of any such indebtedness, (ii) refinancings of indebtedness of the kind referred to in clause (i) above, (iii) indebtedness in respect of any subscription agreement, stock or warrant “put” or “call” agreement, phantom stock agreement or similar obligation in respect of an equity or other interest in the Parent measured by an increase in the equity value of the Parent, including, without limitation, the obligations under this Agreement, and (iv) current payables.

Operating Profit:  With respect to any Accounting Period (i) the net income of the Company derived from the ongoing business operations of such entity or entities for such period plus (ii) interest, federal and state income taxes (or any provision for such taxes), depreciation, amortization, financing costs and management fees.  Operating Profit shall be determined on the accrual method of accounting and in accordance with generally accepted accounting principles consistently applied, provided that (i) in no event shall tradeout or barter transactions or extraordinary items of revenue or expense (including revenue or expense from non-operating investments, revenue or expense from the sale or purchase of Operating Assets or entities or revenue or expense not derived from business operations) be reflected in net income, (ii) amounts paid or received in settlement of (or payment of judgments in respect of) litigation which did not arise in the ordinary course of the business operations of such entity or entities or any of their respective subsidiaries, shall not be reflected in net income (it being understood that subsidiaries of the Company do have litigation, such as the litigation in the Company, which shall be considered litigation in the “ordinary course” of business operations) and (iii) revenue and expenses relating to the “MVP” insurance program shall not be reflected in net income. If there has occurred a Sale of Operating Assets within the Accounting Period and, in such Sale, not all of the Operating Assets have been sold, provided that the net proceeds of such Sale have been received by the Company prior to the date on which Current Assets and Liabilities of the Company are calculated as herein provided, the net income relating to such Operating Assets shall be deleted from the calculation of Operating Profit.  If there has occurred a purchase of Operating Assets, the income from which is reflected in the Accounting Period, and such Operating Assets were not owned by the Company for the entire Accounting Period, the Operating Profit with respect to such Operating Assets shall be included, on a historical basis, as if the Company (or its subsidiaries) had owned such Operating Assets for the entire Accounting Period.

Parent:  Affinity Group Holding, Inc., a Delaware corporation, or such other entity which holds in excess of eighty (80%) percent of the issued and outstanding equity securities of AGI.

Phantom Stock Interest:  The equivalent value of the aggregate of (a) 12% of Company Value up to and including $10 million of Company Value, plus (b) 13% of Company Value in excess of $10 million up to and including $20 million of Company Value, plus (c) 14% of Company Value in excess of $20 million up to and including $30 million of Company Value, plus (d) 15% of Company Value in excess of $30 million up to and including $40 million of Company Value, plus (e) 16% of Company Value in excess of $40 million up to and including $50 million of Company Value, plus (f) 17% of Company Value in excess of $50 million up to and including $60 million of Company Value, plus (g) 18% of Company Value in excess of $60 million up to and including $70 million of Company Value, plus (h) 19% of Company Value in excess of $70 million up to and including $80 million of Company Value, plus (i) 20% of Company Value in excess of $80 million .  Attached hereto as Exhibit B is an example of the calculation of the Phantom Stock Interest based upon the assumptions set forth therein.

Private Placement:  The issuance by the Company, the Parent, AGI, or Camping World Holding, as the case may be, of shares of common stock of the issuing entity in a private placement which results in the current owners of the issuing entity owning less than 51% of the issuer after the transaction

Rolling Four Fiscal Quarters:  Four consecutive Fiscal Quarters.

Sale:  The sale of all or substantially all of the Operating Assets of the Company, or the sale in one transaction (or a series of related transactions) of more than 51% of the equity interests in the Parent, in AGI, in Camping World Holding or in the Company (except, in any of the foregoing cases, to an entity controlled by, controlling or under common control with the Parent).

Section 4.2.  Withholding Taxes.  The Company may withhold from any payment to be made under this Agreement (and transmit to the proper taxing authority) such amount as it may be required to withhold under any federal, state or other law.

Section 4.3.  Administration.  The Company and its executive officers shall have full power to interpret, construe and administer this Agreement, including authority to determine any dispute or claim with respect thereto.  The Company shall give prompt written notice to Executive of the determination by the Company of any matter provided herein, and, unless notice objecting to such determination is given as provided herein, the determination of the Company in any matter, made in good faith, shall be binding and conclusive upon Executive and all other persons having any right or benefit hereunder.  Unless Executive shall give notice to the Company objecting to the Company’s calculation of Current Assets, Liabilities, Operating Liabilities or Operating Profit for any period (or any other calculation to be determined for the purposes of this Agreement) within thirty days after notice of the determination thereof by the Company, such calculation shall conclusively be deemed to have been accepted by the parties hereto.  The cash value of the Phantom Stock Interest shall be set forth in a certificate of the chief financial officer of the Company, the determination of which shall be made within one hundred fifty (150) days of the Determination Date and shall be conclusive and binding upon the Executive provided that, if the Executive shall disagree with the amount of the Current Assets, Liabilities, Operating Liabilities or Operating Profit as determined by the chief financial officer of the Company (written notice of which shall be given by the Executive within thirty (30) days of the receipt of such determination by the chief financial officer), Current Assets, Liabilities, Operating Liabilities or Operating Profit shall be determined by the independent certified public accountants of the Company or, if the Company has not then engaged a firm of independent certified public accountants, any nationally recognized firm of public accountants selected by the Company (the “Independent Accountant”).  The Independent Accountant shall determine the Current Assets, Liabilities, Operating Liabilities or Operating Profit of the Company within thirty (30) days after its appointment and shall be instructed to deliver to the Company and the Executive a written report of its determination of the amount of such Current Assets, Liabilities, Operating Liabilities or Operating Profit.

The cost of the accounting services performed by the Independent Accountant shall be borne by the Company (but the cost thereof shall be considered a liability of the Company for purposes of determining Liabilities) unless the amount of the Current Assets, Liabilities, Operating Liabilities or Operating Profit as determined by the Independent Accountant is the same as the amount determined by the Company’s chief financial officer (or is an amount which results in a lower value for the Executive of the Phantom Stock Interest or the bonus payable under section 1.5), in which event the entire cost of the services of the Independent Accountant shall be borne by the Executive and shall be deducted by the Company from the  Phantom Stock payment to be made pursuant to section 2.2 hereof or the bonus payable under section 1.5, as the case may be.

Any of the obligations of the Company hereunder may be performed by an affiliate of the Company and such performance by an affiliate shall be deemed to satisfy any such obligation of the Company hereunder.

Section 4.4.  Notices.  All notices, requests and other communications from any of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, an executive officer of any corporate party, or on the first day after the date of deposit with Federal Express for next day delivery, postage prepaid, or on the third day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar telephonic transmission during normal business hours, provided that the recipient has specifically acknowledged by telephone receipt of such telecopy, fax or telephonic transmission; addressed, in all cases, to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

(i)  If to the Company to:

2575 Vista Del Mar Drive

Ventura, CA  93001

Attn:  Stephen Adams

(ii)  If to Executive to:

Mark T. Gilman

1253 Harlequin Court NW

Silverdale, WA 98383

Section 4.5.  Binding Effect.  The provisions of this Agreement shall not give Executive any rights to continue to be employed or otherwise retained by the Company or any affiliate thereof.  Except as so provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the respective successors and assigns of the Company and the beneficiaries, personal representatives and heirs of Executive.

Section 4.6.  Controlling Law.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the state of Delaware.

Section 4.7.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original without the production of the others, but all of which together shall constitute one and the same instrument.

Section 4.8.  Entire Agreement.  This Agreement, together with the letter agreement dated as of the date hereof between AGI and the Executive, contains the entire understanding of the parties with respect to the subject matter hereof and may not be varied, modified or amended except by a writing signed by the parties to be charged.  The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements of the other except those herein expressed.

Section 4.9.  Headings.  The division of this Agreement into sections and paragraphs and the titles assigned thereto is only a matter of convenience for reference and shall not define or limit any of the terms or provisions thereof.

IN WITNESS WHEREOF, the individual party has hereunto set his hand and the corporate party has caused these presents to be executed by a proper officer thereunto duly authorized all as of the day and year first above written.

AFFINITY GROUP, INC.

By:	/s/ Mark J. Boggess
Mark J. Boggess
Its: Vice President and Chief Financial Officer

CAMPING WORLD, INC.

By:	/s/ Mark J. Boggess
Mark J. Boggess
Its: Vice President and Chief Financial Officer

CWI, INC.

By:	/s/ Mark J. Boggess
Mark J. Boggess
Its: Vice President and Chief Financial Officer

/s/ Mark T. Gilman
Mark T. Gilman